Exhibit 10.1

EXECUTION VERSION

U.S. $5,250,000,000

364-DAY TERM LOAN AGREEMENT

among

PARKER-HANNIFIN CORPORATION

as the Borrower

THE LENDERS NAMED HEREIN

as the Lenders

and

BARCLAYS BANK PLC

as Administrative Agent

KEYBANK NATIONAL ASSOCIATION

as Syndication Agent

BARCLAYS BANK PLC and KEYBANC CAPITAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

dated as of December 10, 2025

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

(i)

(ii)

SCHEDULE I	Term Loan Commitments
SCHEDULE II	Liens
SCHEDULE III	Disclosed Matters

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of Notice of Borrowing/Conversion
EXHIBIT D	Form of Solvency Certificate

(iii)

CREDIT AGREEMENT

This 364-DAY TERM LOAN AGREEMENT (as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, this “Agreement”) is made effective as of December 10, 2025 among:

(a) PARKER-HANNIFIN CORPORATION, an Ohio corporation (the “Borrower”);

(b) the financial institutions listed on the signature pages hereof and each other Eligible Transferee (as defined below) that from time to time becomes party hereto pursuant to Section 10.04(b) hereof (the “Lenders” and, individually, each a “Lender”); and

(c) BARCLAYS BANK PLC, as joint lead arranger, joint bookrunner and the administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility to the Borrower in the amount of $5,250,000,000, and the Lenders are prepared to do so on and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the acquisition of all of the outstanding capital stock of Filtration Group by the Borrower through the merger of Prosper Merger Sub Corp., a domestic Wholly-Owned Subsidiary of the Borrower, with and into Filtration Group, pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of November 10, 2025, by and among the Borrower, Prosper Merger Sub Corp., Filtration Group and the securityholders’ representative named therein, as the same may from time to time be amended or otherwise modified.

“Acquisition Agreement Representations” means the representations and warranties made by or on behalf of or related to Filtration Group and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its applicable Subsidiaries) has the right to terminate its obligation to consummate the Acquisition under the Acquisition Agreement or the right not to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties.

“Acquisition Funding Conditions” means all of those conditions set forth in Section 5.02.

“Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a Term SOFR Advance, the greater of (a) Term SOFR for such Interest Period and (b) the Floor.

“Administrative Agent” has the meaning specified in the recital of the parties to this Agreement.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advances” means, collectively, the Base Rate Advances and the Term SOFR Advances.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” means a Defaulting Lender or an Insolvent Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the specified Person.

“Agent Fee Letter” means the Amended and Restated Fee Letter by and among the Borrower, Barclays, KeyBank National Association, KeyBanc Capital Markets Inc. and the Administrative Agent, dated as of November 13, 2025, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction to which the Borrower and its Subsidiaries are subject from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder).

“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means, for any day, (a) with respect to any Term SOFR Advance, the applicable rate per annum set forth below for each Rating Level Period under the caption “Term SOFR Spread” and (b) with respect to any Base Rate Advance, the applicable rate per annum set forth below for each Rating Level Period under the caption “Base Rate Spread”:

Rating Level Period	Term SOFR Spread	Base Rate Spread
Rating Level I Period	0.750%	0.000%
Rating Level II Period	0.875%	0.000%
Rating Level III Period	1.000%	0.000%
Rating Level IV Period	1.125%	0.125%
Rating Level V Period	1.250%	0.250%
Rating Level VI Period	1.375%	0.375%

provided that (a) if the Moody’s Rating, the S&P Rating and the Fitch Rating fall into different Rating Level Periods, then the applicable Rating Level Period shall be deemed to be the Rating Level Period that includes the lower of the two highest Debt Rating levels, (b) if the two highest Debt Rating levels are equivalent, the applicable Rating Level Period shall be deemed to be the Rating Level Period that includes the two highest Debt Rating levels, and (c) for purposes of this definition, any change in the Applicable Rate by reason of a change in the Moody’s Rating, the S&P Rating or the Fitch Rating shall be effective as of the date on which such change is first announced by the applicable rating agency.

“Arrangers” means, collectively, Barclays Bank PLC and KeyBanc Capital Markets Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 10.04 and in substantially the form of Exhibit A.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10(f) hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate in effect on such day, or (c) one hundred (100.00) basis points in excess of Adjusted Term SOFR for a one-month tenor in effect on such day; provided, that if the Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means any portion of the Term Loan that bears interest by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(f) hereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR plus (ii) the Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time plus (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10(f) hereof and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10(f) hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio, or New York, New York, as applicable, are authorized or required by law to close; provided that, when used in connection with SOFR, the component of the Base Rate based upon SOFR or any other calculation or determination involving SOFR, the term “Business Day” means any such day that is also a SOFR Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means any of the following events:

(a) the Borrower is merged, consolidated or reorganized into or with another corporation or other Person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or other Person that is the survivor of such merger, consolidation or reorganization immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

(b) the Borrower sells all or substantially all of its Property to any other corporation or other Person, and less than a majority of the combined voting power of the then outstanding securities of such corporation or other Person immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale; and/or

(c) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this subsection (c) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than any “person” or “group” that is a Wholly-Owned Subsidiary of the Borrower, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than forty percent (40%) of the aggregate voting power of all Voting Stock of the Borrower.

“Closing Date” means the date on which the Acquisition is consummated in accordance with the Acquisition Agreement and the conditions set forth in Section 5.02 are satisfied or waived.

“CME” means CME Benchmark Administration Ltd.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Termination Date” means the earliest to occur of (i) February 10, 2027 (provided, that to the extent the initial Outside Date (as defined in the Acquisition Agreement as in effect on November 10, 2025) is extended to a date (the “Extended Date”) that is no later than 90 days thereafter in accordance with the terms of clause (A) of the proviso in Section 9.5(e) of the Acquisition Agreement (as in effect on November 10, 2025), the date referred to in this clause (i) shall upon notice of such extension to the Administrative Agent from the Borrower, be automatically extended to such Extended Date), (ii) the closing of the Acquisition without the borrowing of any amounts hereunder, (iii) the valid termination of the Borrower’s or its applicable Subsidiary’s obligations to consummate the Acquisition under the Acquisition Agreement in accordance with its terms and (iv) the Closing Date (immediately after the funding of the Term Loan on such date).

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate” (if applicable), the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10(e) hereof and other technical, administrative or operational matters) that the Administrative Agent reasonably decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Term SOFR Advances into Base Rate Advances, or Base Rate Advances into Term SOFR Advances, as applicable, pursuant to Section 2.07.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to the greater of (a) SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the Daily Simple SOFR Administrator’s Website and (b) the Floor. If by 5:00 pm (Eastern Time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the Daily Simple SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the Daily Simple SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Daily Simple SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the Daily Simple SOFR Administrator from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Rating” means the Moody’s Rating, the S&P Rating or the Fitch Rating.

“Debt to Capitalization Ratio” means, at any time, the ratio of (a) Total Debt to (b) Total Capitalization.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) has failed (which failure has not been cured) to fund the Term Loan required to be made hereunder in accordance with the terms hereof within two Business Days of the date such funding was required (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 5.02 hereof to its obligation to fund the Term Loan shall not have been satisfied); (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such Lender shall have notified the Administrative Agent and the Borrower in writing of its good faith determination that a condition under Section 5.02 hereof to its obligation to fund the Term Loan shall not have been satisfied) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Administrative Agent or the Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund the Term Loan, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); (d) has failed to pay to the Administrative Agent or any other Lender when due an amount owed by such Lender to the Administrative Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured; or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor

Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Defaulting Lender shall cease to be a Defaulting Lender when the Administrative Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Designating Lender” has the meaning specified in Section 10.02(b)(vi).

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule III.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise), including as a result of foreclosure, casualty, condemnation or other similar events. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender” means competitors of the Borrower and its Subsidiaries that have been specified in writing to the Administrative Agent and the Lenders from time to time by the Borrower; provided that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Term Loan Commitment or Term Loan from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of satisfaction or waiver of the conditions set forth in Section 5.01.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not the Borrower, a Subsidiary, an Affiliate of the Borrower, a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Disqualified Lender or any Affected Lender.

“Entitled Person” has the meaning specified in Section 10.10.

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Equity Interests” means all Voting Stock and any and all other shares, interests, participations or other equivalents (however designated) of capital stock or other ownership interests in any Person, including partnership interests, membership interests in a limited liability company, and beneficial interests in a trust, any and all warrants, rights or options to purchase any of the foregoing and any equity-linked and debt-equity hybrid securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.08(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Debt” means (i) intercompany Indebtedness among the Borrower and/or its Subsidiaries or among Subsidiaries of the Borrower, (ii) Indebtedness under that certain Amended and Restated Credit Agreement, dated as of September 4, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified), by and among the Borrower, the lenders from time to time party thereto, and KeyBank National Association, as administrative agent, in a principal amount of up to $3,750,000,000 in the aggregate, (iii) commercial paper issuances, (iv) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, ordinary course foreign credit facilities, factoring arrangements, capital leases, financial leases, hedging and cash management, (v) purchase money and equipment financings and similar obligations, and (vi) other Indebtedness (other than for the purpose of financing the Acquisition) in an aggregate principal amount up to $200,000,000.

“Excluded Disposition” means any (i) unwinding of Hedging Agreements, (ii) Disposition of accounts receivable as part of collection, (iii) sale of inventory or other assets in the ordinary course of business, (iv) sales or dispositions among the Borrower and/or its Subsidiaries and (v) Disposition having Net Cash Proceeds, which do not exceed $25,000,000 for any transaction of series of related transactions and $200,000,000 in the aggregate for all such Dispositions.

“Excluded Equity Issuance” means issuances of Equity Interests (i) pursuant to employee stock plans and retirement plans or issued as compensation to officers and/or non-employee directors and (ii) constituting directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its Subsidiaries under applicable law.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan or a Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or a Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” means the Financial Conduct Authority, the regulatory supervisor of the IBA.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date, and (b) the Floor.

“Filtration Group” means Filtration Group Corporation, a Delaware corporation.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.

“Fitch” means Fitch Ratings, or any successor thereto.

“Fitch Rating” means, at any time, the then current rating by Fitch (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“Floor” means a rate of interest equal to zero percent.

“Foreign Lender” means (a) if the relevant Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the relevant Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person,

(e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning specified in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvent Lender” means a Lender, as reasonably determined by the Administrative Agent, that (a) is or has become insolvent or is the subsidiary of a Person that is or has become insolvent; (b) has become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; or (c) has become the subject of a Bail-In Action; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition or control of an equity interest in such Lender or a parent company thereof by a Governmental Authority, so long as such ownership or acquisition or control does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Insolvent Lender shall cease to be an Insolvent Lender when the Administrative Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Interest Payment Date” means (a) as to any Base Rate Advance, each Quarterly Date and (b) as to any Term SOFR Advance, the last day of each Interest Period applicable to such Term SOFR Advance; provided, however, that if any Interest Period for a Term SOFR Advance exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Term SOFR Advance, the period commencing on the date of such Term SOFR Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, subject to availability as specified in the applicable Notice of Borrowing/Conversion:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) no tenor that has been removed from this definition pursuant to Section 2.10(f) hereof shall be available for specification in such Notice of Borrowing/Conversion (for purposes hereof, the date of a Term SOFR Advance initially shall be the date on which such Term SOFR Advance is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Term SOFR Advance).

In the event that the Borrower fails to select the duration of any Interest Period for any Term SOFR Advance within the time period and otherwise as provided in Section 2.05, such Term SOFR Advance will be automatically converted into a Base Rate Advance on the last day of the preceding Interest Period for such Term SOFR Advance.

“Lenders” has the meaning specified in the recital of the parties to this Agreement and shall include each Lender that is listed on Schedule I, and each other Person that from time to time becomes a party hereto as a “Lender” pursuant to Section 10.04.

“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment, deemed trust, security interest or other arrangement or condition that secures payment or performance of an obligation of the Borrower or any of its Subsidiaries, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Term Notes and the Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Lookback Day” has the meaning specified in the definition of “Term SOFR”.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or a material adverse change in (a) the business, condition (financial or otherwise), operations, performance or Properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or of the Borrower and its Subsidiaries taken as a whole to perform any of their obligations under this Agreement or any of the other Loan Documents to which they are parties, or (c) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means (a) Indebtedness (other than the Term Loan), or (b) obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the date that is 364 days after the Closing Date.

“Maximum Rate” mas the meaning specified in Section 2.09(c).

“Moody’s” means Moody’s Ratings, or any successor thereto.

“Moody’s Rating” means, at any time, the then current rating by Moody’s (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means

(a) in connection with any issuance or sale of Equity Interests or incurrence of Indebtedness for borrowed money, the cash proceeds actually received (including into an escrow account established by the Borrower for the purposes of funding the Acquisition) from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; or

(b) with respect to any Disposition, the cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and commissions, survey costs, title and recording tax expenses and other customary and reasonable costs, fees and expenses paid or payable to third parties incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof (including Taxes resulting from the repatriation of such cash proceeds from a Subsidiary organized outside of the United States), (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Disposition in accordance with the terms of any Lien upon such assets or (B) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable laws, be repaid out of the proceeds from such Disposition, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than to the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Disposition, (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with generally accepted accounting principles to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Disposition (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (vi) any funded escrow established pursuant to the documents evidencing any such Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Disposition (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), (vii) the cash proceeds of any Disposition to the extent such proceeds are required to be used in another manner pursuant to contractual or other obligations entered into in connection with financing the acquisition, construction or development of such property and (viii) any cash proceeds arising from an Disposition by a Subsidiary organized outside of the United States to the extent that (x) the repatriation thereof would be unlawful, as reasonably determined by the Borrower or (y) material adverse tax consequences would result from the repatriation thereof, as reasonably determined by the Borrower; provided, further, that such Net Cash Proceeds of Dispositions shall not include proceeds of any Disposition received to the extent reinvested in other assets used or useful in the business of the Borrower and its Subsidiaries within one year of receipt of such proceeds (or in the case of a casualty or condemnation event, such longer period as may be reasonably required to reinstate or repair the affected asset).

“Notice of Borrowing/Conversion” means a notice of borrowing/conversion in the form of Exhibit C hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” has the meaning specified in Section 10.04(e).

“Participant Register” has the meaning specified in Section 10.04(e).

“Patriot Act” has the meaning specified in Section 10.14.

“Payment Notice” has the meaning assigned to it in Section 9.08(b).

“Payment Recipient” has the meaning assigned to it in Section 9.08(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, employment insurance, pension obligations, other social security obligations, and vacation pay that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under subpart (k) of Section 8.01; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Rate to be effective of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the previous Business Day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis of the Prime Rate.

“Process Agent” has the meaning specified in Section 10.09(d).

“Property” means any right or interest in or to any and all tangible and intangible assets and properties, including cash, securities, accounts, revenues and contract rights.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, such amount multiplied by a fraction, the numerator of which is the sum of such Lender’s Term Loan Commitment outstanding at such time and the aggregate principal amount of the Term Loan held by such Lender at such time, and the denominator of which is the sum of all of the Term Loan Commitments of all Lenders outstanding at such time and the aggregate principal amount of the Term Loan held by all Lenders at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Dates” means March 31, June 30, September 30 and December 31 in each year, the first of which shall be the first such day after the Closing Date; provided that, if any such day is not a Business Day, the relevant Quarterly Date shall be the immediately preceding Business Day.

“Rating Level Period” means a Rating Level I Period, Rating Level II Period, Rating Level III Period, Rating Level IV Period, Rating Level V Period or Rating Level VI Period, as applicable.

“Rating Level I Period” means any period during which the S&P Rating is A+ or better, the Moody’s Rating is A1 or better or the Fitch Rating is A+ or better.

“Rating Level II Period” means any period during which the S&P Rating is A, the Moody’s Rating is A2 or the Fitch Rating is A.

“Rating Level III Period” means any period during which the S&P Rating is A-, the Moody’s Rating is A3 or the Fitch Rating is A-.

“Rating Level IV Period” means any period during which the S&P Rating is BBB+, the Moody’s Rating is Baa1 or the Fitch Rating is BBB+.

“Rating Level V Period” means any period during which the S&P Rating is BBB, the Moody’s Rating is Baa2 or the Fitch Rating is BBB.

“Rating Level VI Period” means any period that is not a Rating Level I Period, Rating Level II Period, Rating Level III Period, Rating Level IV Period or Rating Level V Period, and shall include a period during which two or all of S&P, Moody’s and Fitch shall not have a Debt Rating in effect.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Replacement Lender” has the meaning specified in Section 2.15(b).

“Required Lenders” means, at any time, Lenders having (a) prior to the Closing Date, Term Loan Commitments representing more than fifty percent (50%) of the aggregate Term Loan Commitments, and (b) on and after the Closing Date, portions of the Term Loans representing more than fifty percent (50%) of the outstanding principal of the Term Loan.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means S&P Global Ratings or any successor thereto.

“S&P Rating” means, at any time, the then current rating by S&P (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“Sanctions” means any applicable sanctions enacted, administered, imposed or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Second Currency”, “Specified Currency” and “Specified Place” have the meanings specified in Section 10.10.

“SOFR” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time), on the immediately succeeding Business Day.

“SOFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Solvency Certificate” means a solvency certificate in the form of Exhibit D hereto.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person and its consolidated Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its consolidated Subsidiaries, on a consolidated basis, (b) the present fair saleable value of such Person and its consolidated Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its consolidated Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured, (c) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person and its Subsidiaries are not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which their property would constitute unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means Events of Default arising under Section 8.01(b), Section 8.01(h) (only with respect to the Borrower), Section 8.01(i) (only with respect to the Borrower) and Section 8.01(j) (only with respect to the Borrower).

“Specified Representations” means the representations and warranties of the Borrower set forth in (i) the first sentence of Section 4.01 (solely as it relates to the Borrower), (ii) Section 4.02, (iii) Section 4.03(a), (iv) Section 4.03(b) (solely as it relates to the charter, bylaws and other organizational agreements of the Borrower), (v) Section 4.03(c) (but only with respect to Indebtedness of the Borrower or its Subsidiaries in a committed or outstanding principal amount in excess of $50,000,000), (vi) Section 4.04(c), (vii) clause (c) of the first sentence of Section 4.06, (viii) the last sentence of Section 4.06 (but only with respect to Defaults as a result of a breach of the last sentence of Section 6.09), (ix) Section 4.07 and (x) the first sentence of Section 4.10.

“Subsidiary” means, with respect to any Person, at any date, any other Person a majority of the Voting Stock of which is owned by such first Person, or by such first Person and one or more Subsidiaries thereof, or by one or more Subsidiaries thereof. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Syndication Agent” means KeyBank National Association, in its capacity as syndication agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the loan made to the Borrower by the Lenders in the original principal amount of $5,250,000,000, in accordance with Section 2.01 hereof.

“Term Loan Commitment” means the obligation of each Lender to participate in the making of the Term Loan, up to the amount set forth opposite such Lender’s name under the column headed “Term Loan Commitment Amount” as set forth on Schedule I hereto. As of the Effective Date, the aggregate amount of the Term Loan Commitments is $5,250,000,000.

“Term Note” means a Term Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.05 hereof.

“Term SOFR” means for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern Time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Advance, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Advance” means any portion of the Term Loan that bears interest at a rate based on Adjusted Term SOFR (other than pursuant to clause (c) of the definition of Base Rate).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Ticking Fee” has the meaning specified in Section 2.04.

“Total Capitalization” means, at any time, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the aggregate outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries for or in respect of borrowed money at such time; plus (b) total shareholders’ equity as set forth in the Borrower’s then most recent financial statements delivered hereunder.

“Total Debt” means, at any time, the aggregate outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis; provided that, there shall be excluded from Total Debt the amount of any Indebtedness incurred by the Borrower or its Subsidiaries under any offering of notes to the extent the proceeds thereof are (a) intended to be used to finance one or more acquisitions permitted hereunder and (b) held by the Borrower or any Subsidiary in a segregated account pending such application (or pending the redemption of such notes in the event any such acquisition is not consummated), until such time as such proceeds are released from such segregated account.

“Transactions” means the Acquisition, the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Term Loan, and the use of the proceeds thereof.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g).

“Voting Stock” means, at any time, the outstanding securities or other ownership interests of a Person entitled to vote generally in an election of directors or other Persons performing similar functions of such Person.

“Wholly-Owned Subsidiary” means any Subsidiary one hundred percent (100%) of the Voting Stock of which (other than directors’ qualifying shares) is owned, directly or indirectly, beneficially and of record, by the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Computation of Time Periods; Terms Generally.

(a) In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); any reference herein to any Person shall be construed to include such Person’s successors and assigns; the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(c) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenant set forth in Section 7.04 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenant and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption. For clarification purposes, the parties hereto acknowledge and agree that in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 be considered a capital lease for any purpose of this Agreement.

SECTION 1.04. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

AMOUNTS AND TERMS OF THE TERM LOAN

SECTION 2.01. Term Loans. Subject only to the satisfaction (or waiver in accordance with Section 10.02) of the Acquisition Funding Conditions, the Lenders, pursuant to the Term Loan Commitments (and in an amount not to exceed its Term Loan Commitment), shall make the Term Loan to the Borrower in Dollars in a single drawing on the Closing Date in the amount of $5,250,000,000. The Borrower shall notify the Administrative Agent, in accordance with the notice provisions of Section 2.02 hereof, whether the Advances will be comprised of Base Rate Advances or Term SOFR Advances, or a combination thereof. The Term Loan may be a mixture of Base Rate Advances and Term SOFR Advances. Once the Term Loan is made, any portion of the Term Loan repaid may not be re-borrowed. The obligations of the Lenders hereunder to make the Term Loans are several and not joint.

SECTION 2.02. Making the Term Loan.

(a) (i) The Term Loan shall be made on notice, given not later than (x) 11:00 A.M. (Eastern time) on the third Business Day prior to the date of the proposed borrowing of the Term Loan (in the event any portion of the Term Loan shall be Term SOFR Advances) and (y) 11:00 A.M. (Eastern time) on the Business Day of the proposed borrowing (in the event all of the Term Loan shall be Base Rate Advances), in each case, by the Borrower to the Administrative Agent. The Administrative Agent shall give to each Lender prompt notice thereof by electronic mail in a format approved by the Administrative Agent in advance.

(ii) Each notice provided pursuant to subpart (i) above shall be made in writing in substantially the form of Exhibit C, specifying therein (A) the requested date of borrowing of the Term Loan (which shall be a Business Day), (B) whether the Term Loan shall consist of Base Rate Advances or one or more Term SOFR Advances or a combination thereof (and the amounts of each such Advance), (C) the requested amount of the Term Loan to be borrowed, (D) in the case of any Term SOFR Advances, the initial Interest Period therefor and (E) the account (or accounts) into which the Term Loan shall be deposited. Each such notice shall be irrevocable and binding on the Borrower.

(b) Funding by Lenders. Each Lender shall, before 1:00 P.M. (Eastern time) on the requested date of borrowing of the Term Loan, make available to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s Pro Rata Share of the Term Loan. After the Administrative Agent’s receipt of such funds and upon satisfaction (or waiver) of the Acquisition Funding Conditions, the Administrative Agent will wire or deposit the proceeds of the Term Loan, in same day funds, to the account of the Borrower (or to such other account as specified by the Borrower) in accordance with the notice delivered pursuant to clause (a) above.

(c) Presumption by the Administrative Agent.

(i) Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 Noon (Eastern time) on the proposed date of borrowing of the Term Loan that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Term Loan, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed date of borrowing of the Term Loan in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.

(ii) (ii) If and to the extent that any Lender shall not have so made its Pro Rata Share of the Term Loan available to the Administrative Agent pursuant to subpart (i) above and the Administrative Agent shall have made available such corresponding amount to the Borrower, such Lender and the Borrower severally agree to repay to the Administrative agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of the Borrower, the interest rate applicable at such time under Section 2.09 to Advances comprising such portion of the Term Loan, and (B) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s funding of such portion of the Term Loan for purposes of this Agreement.

(d) Obligations Several. The failure of any Lender to make its portion of the Term Loan shall not relieve any other Lender of its obligation hereunder to make its portion of the Term Loan on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make their portion of the Term Loan.

SECTION 2.03. [Reserved].

SECTION 2.04. Payment of Fees.

(a) Ticking Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”), which shall accrue at a rate equal to 0.08% per annum on the daily amount of the unused Term Loan Commitment of such Lender during the period commencing on the date that is 120 days after the Effective Date until the date on which the Term Loan Commitment is terminated in full, and which Ticking Fee shall be payable in full on the date on which the Term Loan Commitment is terminated in full (including on the Closing Date, upon funding of the Term Loan).

(b) Payments. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable to the Administrative Agent in the amounts and at the times specified in the Agent Fee Letter with respect to the performance of its agency functions hereunder.

SECTION 2.05. Repayment; Evidence of Indebtedness.

(a) Term Loan. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, the full outstanding principal amount of the Term Loan on the Maturity Date.

(b) [Reserved].

(c) Promissory Notes. Any Lender may request that the portion of the Term Loan made by it be evidenced by a promissory note. In such event, the Administrative Agent shall prepare, the Borrower shall execute and the Administrative Agent shall deliver to such Lender a promissory note payable to such Lender and its registered assigns in substantially the form of Exhibit B. Thereafter, the portion of the Term Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.06. Voluntary Commitment Reductions and Prepayments.

(a) Commitment Reductions. The Borrower may at any time, upon not less than three (3) Business Days’ notice to the Administrative Agent, which shall be irrevocable, terminate in whole or reduce in part the Term Loan Commitment; provided that (i) any partial reduction of the Term Loan Commitment shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) any such reduction shall be applied to the Term Loan Commitments of the Lenders ratably in accordance with the respective aggregate amounts thereof and (iii) any notice of termination may state that it is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied. Term Loan Commitments once terminated or reduced may not be reinstated.

(b) Prepayments. The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Term Loans. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and shall be without any premium or penalty (subject to Section 2.10(e)). Each prepayment of the Term Loans shall be applied to outstanding Advances as directed by the Borrower, but shall be pro rata among the Lenders holding such Advance. The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of all or any portion of the Term Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made; provided that any notice of prepayment may state that it is conditioned upon the incurrence of other Indebtedness or the receipt of proceeds from another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied.

SECTION 2.07. Conversion of Advances.

(a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (Eastern time) on the third Business Day prior to the date of the proposed Conversion, Convert any Term SOFR Advances into Base Rate Advances, or any Base Rate Advances into Term SOFR Advances, and continue Term SOFR Advances as Term SOFR Advances; provided that any Conversion of Term SOFR Advances shall be made only on the last day of an Interest Period for such Advances. Each such notice shall, within the restrictions specified above, specify (A) the date of such Conversion, (B) the Advances to be Converted, and (C) if such Conversion is Term SOFR Advances or is a notice of continuation, the duration of the initial or next (in the case of a continuation) Interest Period for each such Advance (and in the absence of such timely notice with respect to a continuation of a Term SOFR Advance, such Advance shall be automatically Converted to a Base Rate Advance on the last day of the then current Interest Period). Each notice under this subsection (a) shall be irrevocable and binding on the Borrower.

(b) Minimum Amounts. Each Base Rate Advance shall be in the amount of not less than $10,000,000, increased by increments of $1,000,000 (or otherwise an amount constituting the remainder of the Advances then outstanding). A Term SOFR Advance shall be in the amount of not less than $10,000,000, increased by increments of $1,000,000. Notwithstanding anything to the contrary herein, there shall be no more than five Term SOFR Advances outstanding at any time.

(c) Mandatory. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing each Term SOFR Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance. The obligations of the Lenders to Convert Advances into, or to continue, Term SOFR Advances shall be suspended until such Event of Default no longer exists.

SECTION 2.08. Mandatory Commitment Reductions and Prepayments.

(a) Commitment Termination Date. Unless previously terminated, all of the Term Loan Commitments shall automatically terminate upon the occurrence of the Commitment Termination Date.

(b) Debt Issuances, Equity Issuances and Dispositions. In the event that the Borrower or any of its Subsidiaries receives any Net Cash Proceeds at any time and from time to time on and after the Effective Date from:

(i) the issuance of any Equity Interests by the Borrower or any of its Subsidiaries, other than Excluded Debt or an Excluded Equity Issuance;

(ii) the incurrence of any Indebtedness (including from any sale or issuance of any debt securities, including hybrid securities and debt securities convertible to equity) by the Borrower or any of its Subsidiaries, other than Excluded Debt; or

(iii) any Disposition, other than an Excluded Disposition,

then (x) to the extent such Net Cash Proceeds are received prior to the Closing Date, the undrawn Term Loan Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of receipt by the Borrower or such Subsidiary thereof until the undrawn Term Loan Commitments equal zero and (y) to the extent such Net Cash Proceeds are received on or after the Closing Date, the Borrower shall prepay the Term Loan in an amount equal to 100% of such Net Cash Proceeds on a date that is not later than five (5) Business Days following the receipt by the Borrower thereof. The Borrower shall promptly (and in any event within three Business Days) notify the Administrative Agent of the receipt by the Borrower or any Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice. Any termination or reduction of the Term Loan Commitments pursuant to this Section 2.08 shall be permanent. Each prepayment of the Term Loan pursuant to this Section 2.08 may be applied to outstanding Advances as directed by the Borrower but shall be pro rata among the Lenders holding such Advance and shall be subject to Section 2.10(e). Each reduction of the Term Loan Commitments pursuant to this Section 2.08 shall be applied ratably among the Lenders in accordance with their Pro Rata Shares thereof (or, as between Lenders that are affiliated with each other, allocated between them as they and the Administrative Agent may otherwise determine).

SECTION 2.09. Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Term Loan, from the date of the Term Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. In the case of a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time, plus (B) the Applicable Rate, payable in arrears on each Interest Payment Date and on the Maturity Date.

(ii) Term SOFR Advances. During such periods as any portion of the Term Loan is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Adjusted Term SOFR for such Interest Period, plus (B) the Applicable Rate in effect from time to time, payable in arrears on each Interest Payment Date, and, without duplication, on the date such Term SOFR Advance shall be Converted, continued pursuant to the terms hereof or paid in full (including the Maturity Date).

(b) Default Interest. Anything herein to the contrary notwithstanding, if an Event of Default pursuant to Section 8.01(a) or Section 8.01(b) shall occur and be continuing on any such overdue and unpaid amounts, such interest to be payable on demand, at a rate per annum equal at all times to (i) in the case of any amount of principal, two percent (2%) per annum above the rate per annum required to be paid pursuant to subsection (a) above, and (ii) in the case of all other amounts, two percent (2%) per annum above the rate applicable to Base Rate Advances.

(c) Limitation of Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, apply any excess to the payment of outstanding principal, expenses, fees, or premiums rather than interest.

SECTION 2.10. Increased Costs, Illegality, Etc.

(a) Change in Law. If, due to either (i) the introduction of or any change in or in the interpretation or application (to the extent any such introduction or change occurs after the date hereof) of any law or regulation, or (ii) compliance with any direction, guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to, or reduction in the amount receivable by, any Lender in connection with agreeing to make or making, continuing, converting to, funding or maintaining Term SOFR Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduction; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different branch or lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For purposes of this Section 2.10, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(b) Capital Requirements. If any Lender determines in good faith that compliance with any law or regulation enacted or introduced after the date hereof or any guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law) affects or would affect liquidity requirements or the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender, and that the amount of such capital or liquidity requirement is increased by or based upon the existence of such Lender’s Term Loan Commitment or Term Loan, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender therefor to the extent that such Lender reasonably determines such increase in capital or liquidity requirement to be allocable to the existence of such Lender’s Term Loan Commitment, or to the issuance or maintenance of the Term Loan. A certificate as to such amounts submitted to the Borrower (with a copy to the Administrative Agent) by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Rates Unavailable or Not Covering Costs. If, with respect to any Term SOFR Advance, (i) the Administrative Agent determines that no reasonable basis exists for determining Adjusted Term SOFR, Term SOFR or the Term SOFR Reference Rate, or (ii) the Required Lenders notify the Administrative Agent that the Adjusted Term SOFR for any Interest Period will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Term SOFR Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (1) such Term SOFR Advances will automatically be Converted to a Base Rate Advance on such day, and (2) the obligation of the Lenders to make, or to Convert Base Rate Advances into Term SOFR Advances shall be suspended until, (x) in the case of clause (i), the Administrative Agent shall notify the Borrower and the Lenders or (y) in the case of clause (ii), the Required Lenders shall notify the Administrative Agent and the Borrower, that the circumstances causing such suspension no longer exist.

(d) Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Advances whose interest is determined by reference to the Term SOFR Reference Rate or Adjusted Term SOFR, or to determine or charge interest based upon the Term SOFR Reference Rate or Adjusted Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make Term SOFR Advances, and any right of the Borrower to continue Term SOFR Advances, as applicable, or, to convert Base Rate Advances to Term SOFR Advances, shall be suspended, and (b) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Advances to Base Rate Advances (if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Advances, to such day, or immediately, if any Lender may not lawfully continue to maintain Term SOFR Advances, to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.10(e) below.

(e) Breakfunding. In the event of (i) the payment of any principal of the Term Loan constituting a Term SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or prepayments made pursuant to Section 2.06(b) and Section 2.08(b)), (ii) the Conversion of any Term SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (iii) the failure to borrow, convert, continue or prepay any Term SOFR Advance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked), or (iv) the assignment of any Term SOFR Advance other than on the last day of the Interest Period applicable thereto, as a result of a request by the Borrower pursuant to Section 2.15(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(f) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then with respect to such Benchmark Replacement Date (1) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement”, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (2) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement”, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Eastern Time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (1) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.10(f)(iv) below and (2) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is will be no longer representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, Conversion to or continuation of a Term SOFR Advance, to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have Converted any such request into a request for a Base Rate Advance or Conversion to Base Rate Advances in the amount specified therein and (B) any outstanding affected Term SOFR Advances, if applicable, will be deemed to have been Converted into Base Rate Advances at the end of the applicable Interest Period. Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted, together with any additional amounts required pursuant to Section 2.10(e) above. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 2.11. Payments and Computations.

(a) Payments.

(i) The Borrower shall make each payment hereunder not later than 12:00 Noon (Eastern time), on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds and, except as expressly set forth herein, without deduction, set-off or counterclaim.

(ii) [Reserved.]

(iii) The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest and fees ratably (other than amounts payable pursuant to Section 2.10, 2.12 or 10.03) to the applicable Lenders, and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(iv) Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.04(c), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Computations. All interest and any Ticking Fees hereunder shall each be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Advance shall be computed on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination. The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

(c) Payments Due on Non-Business Days. Unless otherwise specified herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be.

(d) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(e) Payments in Dollars. All amounts owing under this Agreement are payable in Dollars.

SECTION 2.12. Taxes.

(a) Defined Terms. For purposes of this Section 2.12, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) of this Section 2.12) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) On or prior to the date that the Administrative Agent (and any successor thereto) becomes a party to this Agreement, and from time to time as reasonably requested by the Borrower, (x) if the Administrative Agent is a U.S. Person, it shall provide the Borrower executed copies of IRS Form W-9, or (y) if the Administrative Agent is not a U.S. Person, (A) it shall provide the Borrower with executed copies of IRS Form W-8ECI with respect to fees, interest or other payments received on its own behalf and any such other documentation prescribed by applicable law that would allow the Borrower to make payments to it without deduction or withholding of any U.S. federal withholding Taxes and (B) it shall provide the Borrower with executed copies of IRS Form W-8IMY (or successor form) certifying that it is either (1) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for fees, interest or other payments it receives for the account of others or (2) a “U.S. branch” and that the fees, interest or other payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the U.S. and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent hereby assumes primary U.S. withholding, backup withholding and information reporting obligations with respect to all amounts paid or payable to it by the Borrower under the Loan Documents.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) of any amount owing to it hereunder (other than amounts payable pursuant to Section 2.10, 2.12 or 10.03) in excess of its ratable share thereof such Lender shall forthwith purchase from the other Lenders such participations in the amounts owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment, to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that, to the fullest extent permitted by Applicable Law, any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. [Reserved].

SECTION 2.15. Mitigation; Replacement of Lender.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10 or 2.12, then such Lender shall use reasonable efforts to designate a different branch or lending office for funding or booking the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The relevant Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. In addition, each Lender may, at its option, make any portion of the Term Loan available to or for the account of the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such portion of the Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such portion of the Term Loan in accordance with the terms of this Agreement.

(b) Election to Replace by the Borrower. Subject to subsection (c) below, in the event that any Lender requests compensation pursuant to Section 2.10 or 2.12, then, so long as such condition exists, the Borrower may at its sole expense and effort require such Lender to assign and delegate, without recourse to or representation or warranty by such Lender, all of such Lender’s outstanding Term Loan or Term Loan Commitment to an assignee (any such assignee being herein called a “Replacement Lender”) acceptable to the Borrower and the Administrative Agent, which acceptance shall not be unreasonably withheld, provided that such assignment does not conflict with Applicable Law. The purchase price of any such assignment shall be equal to the aggregate outstanding principal amount of the Term Loan held by such Lender plus all accrued but unpaid interest on such Term Loan and accrued but unpaid fees owing to such Lender (and upon such delegation and assignment, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation prepared by and satisfactory to the Administrative Agent and compliance with the requirements of Section 10.04(b), the Replacement Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement and shall succeed to the rights and obligations of the Lender being replaced hereunder); provided that the Borrower shall also arrange for payment to the Administrative Agent of the processing and recordation fee specified in Section 10.04(b)(iv) with respect to such assignment. In the event that the Borrower exercises its rights under this subsection (b), the Lender being replaced shall no longer be a party hereto or have any rights or obligations hereunder; provided that the obligations of the Borrower to such Lender under Sections 2.10, 2.12 and 10.03 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise. The Borrower may not exercise its rights under this Section 2.15(b) with respect to any Lender if a Default has occurred and is then continuing.

(c) Replacement of Affected Lenders. Each Lender agrees that, during the time in which a Lender is an Affected Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Affected Lender and the Borrower and receipt of the Borrower’s written consent thereto, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.04 hereof), all of its interests, rights and obligations under this Agreement to an assignee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 2.10(e) hereof).

SECTION 2.16. Interest Rate Determination.

(a) Reference Bank Determinations. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.09(a)(ii).

(b) Failure to Elect. If the Borrower shall fail to select the duration of any Interest Period for any Term SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such Term SOFR Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(c) Automatic Conversion to Base Rate Advances. On the date on which the aggregate unpaid principal amount of Term SOFR Advances comprising any borrowing shall be reduced, by payment or prepayment or otherwise, to less than $15,000,000 outstanding, such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances and on and after such date the right of the relevant Borrower to Convert such Base Rate Advances into Term SOFR Advances shall terminate.

(d) [Reserved].

(e) Changes in Ratings Systems. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided, that no such amendment to such specific ratings shall in any event be effective without the approval of the Required Lenders).

SECTION 2.17. [Reserved].

SECTION 2.18. [Reserved].

SECTION 2.19. [Reserved].

SECTION 2.20. Affected Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes an Affected Lender, then, until such time as such Lender is no longer an Affected Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Affected Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Affected Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII hereof or otherwise) or received by the Administrative Agent from an Affected Lender pursuant to Section 10.08 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of any amounts owing by such Affected Lender to the Administrative Agent hereunder; (B) second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any portion of the Term Loan that such Affected Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (C) third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Affected Lender’s potential future funding obligations with respect to the Term Loan; (D) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Affected Lender as a result of such Affected Lender’s breach of its obligations under this Agreement; (E) fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Affected Lender as a result of such Affected Lender’s breach of its obligations under this Agreement; and (F) sixth, to such Affected Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to an Affected Lender that are applied (or held) to pay amounts owed by an Affected Lender shall be deemed paid to and redirected by such Affected Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Affected Lender shall be entitled to receive (and the Borrower shall not be required to pay to such Affected Lender) a Ticking Fee pursuant to Section 2.04(a) hereof for any period during which that Lender is an Affected Lender. For the avoidance of doubt, the foregoing shall not affect the Borrower’s obligation to pay Ticking Fees to all non-Affected Lenders.

(b) Affected Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer an Affected Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, take such actions as the Administrative Agent may request, whereupon such Lender will cease to be an Affected Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was an Affected Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Affected Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been an Affected Lender.

ARTICLE III.

[RESERVED]

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 4.01. Organization; Powers. The Borrower and each Subsidiary is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every other jurisdiction where such qualification is required. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

SECTION 4.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action and, if required, all necessary shareholder action, and this Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or regulation or the charter, by laws or other organizational documents of the Borrower or any of its Subsidiaries or any partnership agreement to which any of them is party or by which any of them is bound or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or Property, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04. Financial Condition; No Material Adverse Change; Solvency.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated audited balance sheet and statements of income and cash flows as of and for the fiscal year ended June 30, 2025, reviewed by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such date in accordance with GAAP.

(b) No Material Adverse Change. Since June 30, 2025, no Material Adverse Change has occurred.

(c) Solvency. On and as of the Closing Date, after giving effect to the Acquisition and the borrowing of the Term Loan hereunder and the use of proceeds thereof, the Borrower and its consolidated Subsidiaries are Solvent.

SECTION 4.05. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination, and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than Disclosed Matters).

SECTION 4.06. Compliance with Laws and Agreements; No Default. The Borrower and each Subsidiary (a) is in compliance with all laws (including ERISA and all applicable Environmental Laws) regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (b) is in material compliance with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (c) is in compliance, in all material respects, with the Patriot Act (as defined in Section 10.14 hereof). The Borrower has ensured that no Person who owns a controlling interest in or otherwise controls the Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of

Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) or any related enabling legislation. Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, any director or officer of the Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions. Neither the Borrower nor any of its Subsidiaries, or to the knowledge of the Borrower or any of its Subsidiaries, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries (in their capacity as such) has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws, Sanctions and applicable anti-money laundering laws, and the Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote continued compliance with Sanctions and Anti-Corruption Laws. No Default has occurred and is continuing.

SECTION 4.07. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.09. Disclosure. None of the reports, financial statements, certificates or other information (other than forward-looking information and projected financial information and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurances can be given that such projected financial information will be realized, and that actual results may differ in a material manner from such projected financial information).

SECTION 4.10. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. The Borrower shall use the proceeds of the Term Loan to finance, in part, the Acquisition and to pay fees and expenses in connection with the Transactions.

SECTION 4.11. Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, delivered pursuant to Section 5.01(e)(ii) hereof, is true and correct in all respects.

ARTICLE V.

CONDITIONS OF LENDING

SECTION 5.01. Conditions to Effective Date. This Agreement and the Term Loan Commitment of the Lenders shall become effective on the date the following conditions are satisfied or waived in accordance with Section 10.02 (the “Effective Date”):

(a) Executed Counterparts. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(b) Opinion of Counsel to the Borrower. The Administrative Agent shall have received a favorable written opinion (in form and substance satisfactory to the Borrower and the Administrative Agent addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel to the Borrower;

(c) Corporate Documents. The Administrative Agent shall have received (x) a certificate of the secretary, assistant secretary or other appropriate officer of the Borrower attaching, (i) the articles of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation, (ii) the bylaws of the Borrower, (iii) the resolutions, written consents or other applicable action of the Borrower authorizing, among other things, the execution, delivery and performance of this Agreement and the other Loan Documents (including the borrowing of the Term Loan hereunder), and the Transactions and (iv) an incumbency certificate certifying the names and true signatures of the officers of the Borrower entitled to sign this Agreement and the other Loan Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (y) a good standing certificate for the Borrower from its jurisdiction of its incorporation;

(d) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (g) and (h) below;

(e) KYC Information. The Borrower shall at least three (3) Business Days prior to the Effective Date have provided the Lenders with (i) the documentation and other information so requested at least ten (10) Business Days prior to the Effective Date as required under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in form and substance satisfactory to Lenders;

(f) Fees. Receipt by the Administrative Agent and the Arrangers of such fees as the Borrower shall have agreed to pay to the Administrative Agent and the Arrangers in connection herewith (including pursuant to the Agent Fee Letter), including the reasonable fees and expenses of the Administrative Agent’s counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loan hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower at least two (2) Business Days prior to Effective Date);

(g) Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material (without duplication of materiality) respects on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), provided that any representations and warranties that are qualified by materiality or Material Adverse Effect, shall be true and correct in all respects;

(h) No Default. As of the Effective Date, after giving effect to this Agreement, no Default shall have occurred and be continuing; and

(i) Notes. The Administrative Agent shall have received from the Borrower executed Term Notes, to the extent requested by any Lender in advance of the Effective Date.

SECTION 5.02. Conditions to Closing Date. The obligation of each Lender to fund its portion of the Term Loan hereunder shall be subject to all of the following conditions precedent having been satisfied or waived in accordance with Section 10.02 on or prior to the Commitment Termination Date:

(a) Effective Date. The Effective Date shall have occurred;

(b) Acquisition. (i) The Acquisition shall have been, or substantially concurrently with the funding of the Term Loan shall be, consummated in accordance with the terms of the Acquisition Agreement (as in effect on November 10, 2025, as may be amended, supplemented or otherwise modified pursuant to subclause (ii) below) and (ii) no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, and no consent by the Borrower or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders in their capacities as such without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, that (i) any decrease in the purchase consideration for the Acquisition exceeding 10% in the aggregate shall be deemed materially adverse to the Lenders, and any decrease of the purchase consideration equal to or less than 10% in the aggregate shall be deemed not materially adverse to the Lenders so long as it shall have been allocated to reduce the Term Loan Commitments in an amount equal to such reduction in the purchase consideration (with such commitment reduction first allocated to reduce the Term Loan Commitments and then, once all Term Loan Commitments have been reduced to $0, to the Term Loan Commitments under that certain Three-Year Term Loan Agreement, dated as of December 10, 2025, by and among the Borrower, the lenders from time to time party thereto and KeyBank National Association, as administrative agent) and (ii) any increase in the purchase consideration equal to or less than 10% shall be deemed not materially adverse to the Lenders;

(c) Material Adverse Effect. Except as set forth in the Company Disclosure Schedules (as in effect on November 10, 2025), as of the date of the Acquisition Agreement, since the date of the Most Recent Balance Sheet, there has not been any change, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect. No change, event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred since November 10, 2025. Solely for the purposes of this Section 5.02(c), each capitalized term in this Section 5.02(c) shall have the definitions therefor set forth in the Acquisition Agreement as in effect on November 10, 2025;

(d) Financial Statements. The Arrangers shall have received (a)(i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarterly interim period or periods (other than the fourth fiscal quarter) ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year) (it being understood that (x) the Arrangers have received such financial information for the fiscal years ended June 30, 2023, June 30, 2024 and June 30, 2025 and the quarterly periods ended September 30, 2025 and (y) with respect to financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); and (b)(i) audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of Filtration Group and its subsidiaries for the last full fiscal year of Filtration Group ended at least 90 days prior to Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Filtration Group and its subsidiaries for each subsequent fiscal quarterly interim period or periods (other than the fourth fiscal quarter) of Filtration Group ended at least 45 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year) (which shall, to the extent consistent with Filtration Group and its subsidiaries’ historical past practice, have been reviewed by the independent accountants for Filtration Group and its subsidiaries);

(e) Fees. Receipt by the Administrative Agent and the Arrangers of such fees as the Borrower shall have agreed to pay to the Administrative Agent and the Arrangers in connection herewith (including pursuant to the Agent Fee Letter), including the reasonable fees and expenses of the Administrative Agent’s counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loan hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower at least two (2) Business Days prior to Closing Date);

(f) Closing Certificate. The Administrative Agent shall have received (1) a certificate of the a responsible officer of the Borrower, dated as of Closing Date, certifying that (i) there have been no changes to the resolutions, organizational documents and incumbency certificates delivered pursuant to Section 5.01(c) above following the Effective Date (or providing updates thereto) and (ii) satisfaction of the conditions in Sections 5.02(b), (c) and (g), (2) a Solvency Certificate from the Financial Officer of the Borrower and (3) a Notice of Borrowing/Conversion for the borrowing of the Term Loan on the Closing Date; and

(g) No Events of Default; Representations and Warranties. On the Closing Date, after giving effect to the Acquisition and the borrowing of the Term Loan hereunder and the use of proceeds thereof, (i) there shall exist no Specified Event of Default and (ii) each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality or a Material Adverse Effect (as defined in the Acquisition Agreement), which shall be true and correct).

SECTION 5.03. Actions Between the Effective Date and the Closing Date. Notwithstanding anything to the contrary in this Agreement, during the period from and including the Effective Date and to and including the earlier of the Commitment Termination Date (after giving effect to any funding of the Term Loan on such date) and the borrowing of the Term Loan on the Closing Date, and notwithstanding (i) that any representation made on the Effective Date or Closing Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants or negative covenants or the occurrence of any Default or Event of Default, (iii) any provision to the contrary herein or in any Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Term Loan Commitments, (2) reduce any of its Term Loan Commitments (except as set forth in Section 2.06 or Section 2.08), (3) rescind, terminate or cancel this Agreement or any other Loan Document or exercise any right or remedy or make or enforce any claim under this Agreement or any other Loan Document or otherwise that it may have to the extent to do so would prevent, limit or delay the making of the Term Loan, (4) refuse to make the Term Loan; provided that the conditions set forth in Section 5.02 have been satisfied or waived in accordance with this Agreement, or (5) exercise any right of set-off or counterclaim in respect of the Term Loan to the extent that to do so would prevent, limit or delay the making of the Term Loan. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition set forth in Section 5.02 is not satisfied or waived on the Closing Date and (B) from the Closing Date after giving effect to the funding of the Term Loan on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE VI.

AFFIRMATIVE COVENANTS

From the Effective Date until the Term Loan Commitments have expired or been terminated and the principal of and interest on the Term Loan and all fees and all other amounts whatsoever payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than a qualification due to scheduled current maturity of Indebtedness) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under subpart (a) or (b) of this Section 6.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether an Event of Default has occurred and is continuing and, if an Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.04, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under subpart (a) of this Section 6.01, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b) or Section 6.01(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or notices, or provides a link thereto on the Borrower’s website, or (ii) on which such documents or notices are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the

Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) upon the written request of the Administrative Agent, the Borrower shall deliver paper copies of such documents or notices to the Administrative Agent for any Lender that requests the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents or notices and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $150,000,000;

(d) the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02.

SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its Property that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not have a Material Adverse Effect.

SECTION 6.06. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain appropriate and adequate insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customary in the industries in which the Borrower or such Subsidiary operates.

SECTION 6.07. Books and Records and Visitation Rights. The Borrower will keep, and cause each of its Subsidiaries to keep, proper books of record and account as are necessary to prepare consolidated financial statements in accordance with GAAP, in which full and correct entries shall be made of all financial transactions and Property and business of the Borrower and each such Subsidiary in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, at any reasonable time during normal business hours and upon reasonable prior notice and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified or chartered public accountants.

SECTION 6.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, ERISA and Environmental Laws and any the rules and regulations thereunder) applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.09. Use of Proceeds. The proceeds of the Term Loan will be used to finance, in part, the Acquisition and to pay fees and expenses in connection with the Transactions. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. After application of the proceeds of the Term Loan, not more than twenty-five percent (25%) of the assets of the Borrower and its Subsidiaries (on a consolidated basis) will be represented by Margin Stock. The Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a)(i) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loan or the Term Loan Commitment, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws or applicable anti-money laundering laws.

SECTION 6.10. Beneficial Ownership. Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by Administrative Agent for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Regulation.

ARTICLE VII.

NEGATIVE COVENANTS

From the Effective Date until the Term Loan Commitments have expired or been terminated and the principal of and interest on the Term Loan and all fees and all other amounts whatsoever payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 7.01. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, assume or suffer to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement as listed in Schedule II;

(b) any Lien existing on any Property of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover other Property;

(c) purchase money Liens upon or in any Property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price thereof or to secure Indebtedness incurred for the purpose of financing the acquisition, construction or improvement thereof, or Liens existing on any such Property at the time of or within one year of its acquisition or the completion of the construction or improvement thereof, provided that no such Lien shall extend to or cover any Property other than Property being acquired, constructed or improved; provided that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(d) any Lien on any Property of any Person existing at the time such Person is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover other Property;

(e) any Lien existing on any Property prior to the acquisition thereof by the Borrower or a Subsidiary thereof and not created in contemplation of such acquisition; provided, that no such Lien shall extend to or cover other Property;

(f) Permitted Encumbrances;

(g) the replacement, extension or renewal of any Lien otherwise permitted under this Section 7.01 upon or in the same Property theretofore subject thereto; provided that no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced; and

(h) precautionary filings of financing statements (under the Uniform Commercial Code from time to time in effect in any applicable jurisdiction and under any comparable foreign regime) in respect of (i) operating leases and (ii) accounts receivable of the Borrower or its Subsidiaries being sold to financial institutions in the ordinary course of business pursuant to receivables purchase agreements, in each case to the extent such precautionary filings cover only those accounts receivable that are the subject of the applicable receivables purchase agreement and the related assets and proceeds thereof.

SECTION 7.02. Fundamental Changes.

(a) Mergers, Consolidations, Disposal of Assets, Etc. The Borrower will not, nor will it permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its Property, or all or substantially all of the stock or other ownership interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its Property to the Borrower or to another Subsidiary, and (iv) the stock or Property of any Subsidiary may be sold, and any Subsidiary may be liquidated or dissolved, if the Borrower determines in good faith that such sale, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders. Notwithstanding the foregoing, consummation of the Acquisition in all material respects in accordance with the Acquisition Agreement shall be permitted under this Section 7.02.

(b) Lines of Business. The Borrower will not, nor will it permit its Subsidiaries to, engage in any business which is material to the operations of the Borrower and its Subsidiaries, taken as a whole, other than businesses of the general type conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto or technologically derived therefrom.

SECTION 7.03. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Borrower in good faith, and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 7.04. Debt to Capitalization Ratio. At any time on and after the Closing Date and during a Covenant Measurement Period, the Borrower will not permit the Debt to Capitalization Ratio to exceed 0.65 to 1.00. “Covenant Measurement Period” means any time any of the following is true: (a) if the Borrower has two or three Debt Ratings in effect, any of the Debt Ratings is lower than A3 or A-, as applicable for such Debt Rating, or (b) if the Borrower has no Debt Rating or just one Debt Rating in effect.

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on the Term Loan or any fee or any other amount (other than an amount referred to in subpart (a) of this Section 8.01) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material (without duplication of materiality) respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03(a) or 6.09, or in Article VII;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in subpart (a), (b) or (d) of this Article VIII), or any other Loan Document, and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or its debts, or of a substantial part of its Property, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or for a substantial part of its Property, and, in any such case, such proceeding or petition shall continue undismissed or undischarged for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subpart (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) or for a substantial part of its Property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries (other than a non-material Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of the Borrower or any of its Subsidiaries to enforce any such judgment; provided, however, that any such judgment shall not be an Event of Default under this subpart (k) if and for so long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer, and (ii) such insurer has been notified of, and has not disputed in writing, the claim (or the amount of the claim) made for payment of such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $150,000,000 for all periods;

(m) a Change in Control shall occur; or

(n) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any of its Subsidiaries or Affiliates shall so assert other than as expressly permitted hereunder or thereunder; then, and in every such event (other than an event with respect to the Borrower described in subpart (h) or (i) of this Article VIII), and at any time thereafter during the continuance of such event, but subject to Section 5.03, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate any outstanding Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, and (ii) declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in subpart (h) or (i) of this Article VIII, the outstanding Term Loan Commitments shall automatically terminate and the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. The Administrative Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

SECTION 9.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or Applicable Law. The Administrative Agent agrees to give each Lender prompt notice of each notice given to it by or on behalf of the Borrower pursuant to the terms of this Agreement. Each Arranger and the Syndication Agent, in their respective capacities as such, shall have no powers, duties, responsibilities or liabilities whatsoever under this Agreement or any other Loan Document, and the inclusion of such titles shall have no substantive effect.

SECTION 9.02. No Reliance. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Administrative Agent (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no representation or warranty to any Lender and shall not be responsible to any of them for any statements, warranties or representations made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect Property (including the books and records) of the Borrower or any of its Subsidiaries; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished pursuant hereto; (e) shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Capacity as Lender. With respect to its Term Loan Commitments and the Term Loans made by it, Barclays shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Barclays in its individual capacity. Barclays and its Affiliates may accept deposits from, lend money to, act as trustee under indentures for, accept investment banking engagements from and generally engage in any kind of business with, the Borrower and its Subsidiaries, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if Barclays were not Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 9.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.05. Indemnification. The Lenders agree to indemnify the Administrative Agent severally and ratably in accordance with their Pro Rata Shares, for any amounts that the Borrower for any reason fails to indefeasibly pay under Section 10.03; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 10.03 of this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.

SECTION 9.06. Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and the Required Lenders shall perform the duties of the Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 hereof shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 9.07. ERISA Representations.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Term Loan Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Term Loan Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loan and the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loan and the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Term Loan Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (a) subpart (i) in subsection (a) is true with respect to a Lender or (b) such Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in subsection (a) above, such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loan, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.08. Acknowledgment Regarding Erroneous Payments.

(a) Each Lender (and each Participant of the foregoing, by its acceptance of a participation in the Term Loan or Term Loan Commitments) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section 9.08 shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Erroneous Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made.

(c) Any Erroneous Payment required to be returned by a Payment Recipient under this Section 9.08 shall be made in immediately available same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Erroneous Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower, to the extent such Erroneous Payment is, and with respect to the amount of such Erroneous Payment that is, comprised of funds from the Borrower.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01. Notices. All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered:

(a) if to the Borrower, to its address at Treasury Department, 6035 Parkland Boulevard, Cleveland, Ohio, 44124-4141, Attention of Guy C. Fabe (Telephone No. 216-896-2515);

(b) if to the Administrative Agent, at its address at 745 7th Avenue, 7th Floor, New York, NY 10019, Attention of Oksana Shtogrin (Telephone No. 212-526-3441) (Email Oksana.Shtogrin@barclays.com); and

(c) if to any Lender, at the address for notices specified in the Administrative Questionnaire of such Lender or as otherwise specified in writing to the Administrative Agent.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Term Loan Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of the Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default interest rate;

(iii) postpone the scheduled date of payment of the principal amount of the Term Loan or any payment pursuant to Section 2.08(b), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender affected thereby;

(iv) change Sections 2.13, 2.06 (solely to the extent relating to pro rata sharing of prepayments and commitment reductions) or 2.08 (solely to the extent relating to pro rata sharing of prepayments and commitment reductions), the definition of “Pro Rata Share” or any other provisions relating to the pro rata sharing of payments or Commitment reductions without the consent of each Lender affected thereby;

(v) subordinate all or substantially all of the obligations of the Borrower under the Loan Documents, or change any of the provisions of this Section 10.02(b) or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vi) change Section 10.04(i) without the written consent of any Designating Lender affected thereby;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof (including a copy of such agreement) and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 10.03. Costs and Expenses and Indemnification.

(a) The Borrower agrees to pay and reimburse promptly on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly on demand all costs and expenses, if any (including, without limitation, reasonable and documented counsel fees and expenses of the Administrative Agent and each of the Lenders which shall be limited to one counsel for all such Persons, taken as a whole, and, if necessary, one local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, of one additional counsel and one additional local counsel in each appropriate jurisdiction for such affected Persons)), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable and documented counsel fees and expenses in connection with the enforcement of rights under this Section 10.03(a). Such fees and out-of-pocket expenses shall be reimbursed by the Borrower upon presentation to the Borrower of a statement of account, regardless of whether this Agreement is executed and delivered by the parties hereto or the transactions contemplated by this Agreement are consummated.

(b) The Borrower hereby agrees to indemnify the Administrative Agent, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”), promptly on demand therefor, from and against any and all direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, which shall be limited to one counsel for all such Persons, taken as a whole, and, if necessary, one local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, of one additional counsel and one additional local counsel in each appropriate jurisdiction for such affected Persons)), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Term Loan, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article V are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such direct claim, damage, loss, liability or expense (i) resulted from such Indemnified Party’s own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) resulted from a dispute solely among Indemnified Parties that does not involve an act or omission by the Borrower or any of its Affiliates (other than with respect to the Administrative Agent, the Arrangers or any other arranger or agent under this Agreement in its capacity as such). This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Term Loan, except to the extent such liability resulted from such Indemnified Party’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(d) Without limiting the Borrower’s obligations under subpart (c) above, the Borrower agrees not to assert any claim against any Indemnified Party, and each of the Lenders and the Administrative Agent agree not to assert any claim against the Borrower on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Term Loan.

(e) No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 10.04. Assignments and Participations.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more Eligible Transferees all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loan at the time owing to it); provided that:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender, or after the Closing Date, an approved fund of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed);

(ii) except in the case of an assignment to a Lender, an Affiliate of a Lender, or after the Closing Date, an approved fund of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Term Loan, the amount of the Term Loan Commitment or Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 or in an integral multiple of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv) the parties to each assignment (other than the Borrower) shall execute and deliver to the Administrative Agent an Assignment and Acceptance prepared by the Administrative Agent, and shall pay to the Administrative Agent a processing and recordation fee of $3,500; and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(h), Section 8.01(i) or Section 8.01(j) has occurred and is continuing. Upon acceptance and recording pursuant to subsection (d) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section 10.04.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of (and stated interest on) the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section 10.04 and any written consent to such assignment required by subsection (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than Disqualified Lenders, but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan Commitment and the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to subsection (f) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.04 (subject to the requirements and limitations therein, including the requirements under Section 2.12(g) (it being understood that the documentation required under Section 2.12(g) shall be delivered to the participating Lender)). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in law under Section 2.10 that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to the Borrower or Affiliates. Anything in this Section 10.04 to the contrary notwithstanding, no Lender may assign or participate any interest in the Term Loan held by it hereunder to the Borrower or any Affiliate or Subsidiary thereof without the prior consent of each Lender.

(i) Designation.

(1) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”) identified as such in writing from time to time by the Designating Lender to the Administrative Agent and the Borrower the option to provide to the Borrower all or any part of the Term Loan that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any portion of the Term Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of the Term Loan, the Designating Lender shall be obligated to make the Term Loan pursuant to the terms of this Agreement, (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation applicable to it hereunder and (iv) any such grant or designation to an SPV shall be recorded in the Register in accordance with Section 10.04(c) or in the Participant Register in accordance with Section 10.04(e). The making of the Term Loan by an SPV hereunder shall reduce the Term Loan Commitment of the related Designating Lender to the same extent, and as if, such Term Loan were made by such Designating Lender.

(2) As to any portion of the Term Loan made by it, each SPV shall have all the rights that a Lender making such portion of the Term Loan would have had under this Agreement; provided that each SPV hereby grants to its Designating Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement and to exercise on such SPV’s behalf all of such SPV’s voting rights under this Agreement. No additional Term Note shall be required to evidence any portion of the Term Loan made by an SPV and the related Designating Lender shall be deemed to hold its Term Note, if any, as agent for such SPV to the extent of the portion of the Term Loan funded by such SPV. Any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(3) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(4) In addition, notwithstanding anything to the contrary contained in this Section 10.04(i) or otherwise in this Agreement, any SPV may at any time and with paying any processing fee therefore, assign or participate all or a portion of its interest in the Term Loan to the related Designating Lender or to any financial institution providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of the Term Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan, or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.10, 2.12 (to the extent provided therein), 10.03 and 10.12 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan and the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, upon notice to the Administrative Agent, each Lender (and any affiliate thereof) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender (or such affiliate) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender (or such affiliate), irrespective of whether or not such Lender (or such affiliate) shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender (and its affiliates) under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender (or its affiliates) may have.

SECTION 10.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred under the Acquisition Agreement, and (iii) compliance with any Acquisition Agreement Representations and whether the Borrower (or its applicable Subsidiaries) has the right to terminate its obligation to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such Acquisition Agreement Representations, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, shall govern.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement, the other Loan Documents, or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding (whether in tort, contract, law or equity) may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding (whether in tort, contract, law or equity) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement nor any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding (whether in tort, contract, law or equity) relating to this Agreement against the Borrower or its Property in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding (whether in tort, contract, law or equity) in any such court.

(d) Service of Process. The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding (whether in tort, contract, law or equity) brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section 10.09(d) in full force and effect and to cause the Process Agent to act as such. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. Judgment Currency. This is an international loan transaction in which the specification of Dollars (the “Specified Currency”), and payment in New York City (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to the Term Loan. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section 10.10 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of subsection (b) of this Section 10.12 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Term Loan and the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by any thereof (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (b) any actual or prospective party (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (c) to any actual or prospective counterparty to any credit insurance transaction, or any credit insurance broker or provider; (vii) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the term loan facility hereunder, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Term Loan and the Term Loan Commitments. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12(b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 10.13. [Reserved].

SECTION 10.14. USA PATRIOT ACT. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act, the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money-laundering rules and regulations.

SECTION 10.15. NO FIDUCIARY DUTY. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section 10.15, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders or its Affiliates. The Borrower hereby agrees that nothing in the Loan Documents or otherwise will be deemed to create a fiduciary relationship or fiduciary duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (b) in connection therewith, no Lender has assumed a fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters). The Borrower hereby acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

SECTION 10.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.17. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 10.18. WAIVER OF JURY TRIAL. THE BORROWER AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.18.

SECTION 10.19. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Lender or the Administrative Agent, any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARKER-HANNIFIN CORPORATION

By:	/s/ Todd M. Leombruno
Name:	Todd M. Leombruno
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as the Administrative Agent and as a Lender

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Director

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Stacy Moritz
Name: Stacy Moritz
Title: Managing Director

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CITIBANK, N.A., as a Lender

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Katie Bodack
Name: Katie Bodack
Title: Authorized Signatory

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lauren Steiner
Name: Lauren Steiner
Title: Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Will Price
Name: Will Price
Title: Executive Director

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TRUIST BANK, as a Lender

By:	/s/ Vicount P. Cornwall
Name: Vicount P. Cornwall
Title: Director

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MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nathan R. Rantala
Name: Nathan R. Rantala
Title: Managing Director

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ Erika Murphy
Name: Erika Murphy
Title: Vice President

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BNP PARIBAS, as a Lender

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

By:	/s/ Marine Ausset
Name: Marine Ausset
Title: Vice President

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Adam J. Barnhart
Name: Adam J. Barnhart
Title: Senior Vice President

Signature Page to Credit Agreement

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

Signature Page to Credit Agreement

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Senior Vice President

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BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

Signature Page to Credit Agreement

COMMERZBANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Christine MacInnes
Name: Christine MacInnes
Title: Director

By:	/s/ Jeff Sullivan
Name: Jeff Sullivan
Title: Director

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Emma Horsburgh
Name: Emma Horsburgh
Title: Assistant Vice President

Signature Page to Credit Agreement

MUFG BANK, LTD., as a Lender

By:	/s/ George Stoecklein
Name: George Stoecklein
Title: Managing Director

Signature Page to Credit Agreement

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

Signature Page to Credit Agreement

UNICREDIT BANK GMBH, NEW YORK BRANCH, as a Lender

By:	/s/ Douglas Riahi
Name: Douglas Riahi
Title: Managing Director

By:	/s/ Peter Daugavietis
Name: Peter Daugavietis
Title: Director

Signature Page to Credit Agreement

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Carolina Gutierrez
Name: Carolina Gutierrez
Title: Executive Director

Signature Page to Credit Agreement